Exhibit 4.1

                  CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this "Agreement") is dated as of November 18, 2002, by and between Media and Entertainment.com, Inc., a Nevada corporation with offices located at 10120 S. Eastern Avenue, Suite 200, Las Vegas, Nevada 89052
(the "Company"), and Scott Bleazard, an individual with a residence located at 500 North Rainbow Blvd, Suite 300, Las Vegas, NV 89107(the "Consultant").

                             AGREED:

1.   Consulting Arrangement

 The Company hereby engages Consultant as an independent contractor and not as an employee, to render consulting and advisory services to the Company as hereinafter provided, and Consultant hereby accepts such engagement for a period commencing on _November 18, 2002 and ending on the_November 18, 2003 (the "Term"). Consultant hereby acknowledges and agrees that Consultant will not have any authority to bind or act on behalf of the Company. Consultant shall at all times be an independent contractor hereunder, rather than an agent, co-venturer, employee or representative of the Company. The Company hereby acknowledges and agrees that Consultant may engage directly or indirectly in other businesses and ventures and shall not be required to perform any services under this Agreement when, or for such periods in which, the rendering of such services shall unduly interfere with such other businesses and ventures, providing that such undertakings do not completely preempt Consultant's availability during the term of this Agreement. Neither Consultant nor any employee of Consultant will be considered by reason of the provisions of this Agreement or otherwise an employee of the Company or entitled to participate in any health insurance, medical, pension, bonus or similar employee benefit plans sponsored by the Company for its employees. Consultant shall report all compensation under this Agreement in the manner appropriate to Consultant's status as an independent contractor and shall make all filings and pay all taxes that arise with respect to such compensation.

2.   Services

(a) Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant, and Consultant hereby accepts the engagement, to provide advice, analysis and recommendations (the "Services") to the Company, Namely:

i. Guidance and assistance in available alternatives to maximize shareholder value;

ii.  Banking methods and systems;

iii. Consultant shall use his best efforts to keep the Corporation informed of all corporate business opportunities which shall come to his attention and be beneficial to the Corporation's business so that the Corporation can obtain the maximum benefits from Consultant's knowledge, experience, and personal contacts.

(b) During the Term, Consultant shall render the Services at such times and places as are reasonably requested by the Company, provided that:

i. To the extent practicable, the Services shall be furnished only at such times and places as are mutually satisfactory to the Company and Consultant;

ii. Consultant shall not be required to devote more than 10 hours in any consecutive period of seven (7) days to performing the Services; and

iii. Consultant shall be entitled to designate up to 30 days
(including weekdays and weekend days) as vacation or sick days, during which Consultant shall not be required to perform any Services.

3.   Compensation and Expenses

 For the Services provided by the Consultant, the Company (i) shall compensate the Consultant by delivering to the Consultant not later than November 18, 2002, One Hundred Seventy Five Thousand (175,000) shares of the common stock of the Company ("Common Stock") that is Freely Tradeable. The Company shall be responsible for the payment of the reasonable out-of-pocket costs and expenses of Consultant incurred prior to, or on or after the date of this Agreement, in connection with its engagement under this Agreement, including, but not limited to, reasonable fees and disbursements of counsel for Consultant, travel and related expenses, document production and computer database charges. The Company shall reimburse Consultant for such costs and expenses as they are incurred, promptly after receipt of a request for reimbursement from Consultant.

4.   Confidentiality

(a) The term "Confidential Information" means any and all information concerning the business, financial position, accounting treatment and results of operations of the Company which Consultant may receive or develop as a result of his/her engagement hereunder. All documents, procedures, policies, programs, reports, plans, proposals, technical information, know-how, systems and financial, accounting and other information unique to or concerning the Company, its customers or principals, received or developed by Consultant are the property of the Company and/or such parties. Consultant shall not make any unauthorized disclosure or use of and shall use his/her best efforts to prevent publication or disclosure or use of such Confidential Information.

(b) Consultant acknowledges that any unauthorized disclosure or use of such Confidential Information by Consultant may result in material damages to the Company and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by Consultant.

(c)  Except as authorized by the Company, Consultant will not:

i. duplicate, transfer or disclose, or allow any other person to duplicate, transfer or disclose, any of the Company's Confidential Information;

ii. use the Company's Confidential Information without the prior written consent of the Company; or

iii. incorporate, in whole or in part, within any domestic or foreign patent application any proprietary or Confidential
Information.

(d) Consultant will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care to protect the Confidential Information as he would his own confidential information.

(e) The restrictions and obligations set forth above shall not apply to the disclosure or use of information which:

i. is or later becomes publicly known under circumstances involving no breach of this Agreement by Consultant;

ii. is already known to Consultant in the same form at the time of receipt of the Confidential Information;

iii. is lawfully made available to Consultant by a third party; or

iv. is independently developed by Consultant who has not been privy to the Confidential Information provided by the Company.

5.   Termination

 If any party is in material breach of this Agreement, the other party may terminate this Agreement on 30 days notice by delivering to such breaching party at its address first set forth above a written notice of termination specifying the nature of the breach. If such breach has not been substantially cured within such 30-day period, this Agreement shall be terminated, provided, however, that the provisions of Section 4 shall survive the termination of this Agreement.

6.   Assignment

 This Agreement is personal to Consultant and is entered into based upon the singular skill, qualifications and experience of Consultant. Neither this Agreement nor any of Consultant's obligations hereunder shall be assigned by Consultant without the prior written consent of the Company, and any purported assignment in violation hereof shall be null and void.

7.   Independent Contractor Relationship

 Consultant and the Company are independent contractors and nothing contained in this Agreement shall be construed to create the relationship of partners, principal and agent, employer/employee or joint venturers. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

8.   Notice

 Notices and all other communications delivered pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to a party (i) when delivered, if personally delivered,
(ii) when sent by facsimile transmission, when receipt therefor has been duly received, or (iii) when mailed by United States registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, addressed to such party at its address first set forth above or to such other address as such party may have furnished to the other in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.   Successors and Assigns

 This Agreement is binding upon and inures to the benefit of the respective affiliates, successors and permitted assigns of each of the Company and Consultant.

10.  Severability

 If any provision of this Agreement for any reason is declared invalid, such declaration shall not effect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

11.  Miscellaneous

 No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal law of the State of Nevada. Any controversy arising under or in relation to this Agreement shall be settled by binding arbitration in Las Vegas, Nevada in accordance with the law of the State of Nevada and the rules of the American Arbitration Association. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and Consultant as of the date first written above.

                  Signature of Consultant:

                Name:     Scott Bleazard
                Address:  500 North Rainbow Bouldevard, Suite 300
                          LasVegas, NV 89107


Signature:_______________________________________



                  Signature of Company:

                Name: MEDIA AND ENTERTAINMENT.COM, INC
                      10120 S. Eastern Avenue, Suite 200,
                      Las Vegas, Nevada 89107

By:_______________________________________

Name:_____________________________________

Title:____________________________________